Exhibit 99(c)


                      FORM 11-K


                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


(Mark One)

[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934


For the year ended         December   31,   2001
                   -------------------------------------

                          OR

[ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934


For the transition period from            to
                               ----------    -----------

Commission file number       33-28669
                       ---------------------------------




              RETIREMENT SAVINGS PLAN OF
              PHILLIPS PETROLEUM COMPANY
               (Full title of the Plan)




              PHILLIPS PETROLEUM COMPANY
            (Name of issuer of securities)




        Bartlesville, Oklahoma                  74004
(Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements
     --------------------

Financial statements of the Retirement Savings Plan of Phillips
Petroleum Company, filed as a part of this annual report, are listed in the accompanying index.

(b)  Exhibits
     --------

Exhibit 1   Consent of Ernst & Young LLP.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Retirement Savings Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 RETIREMENT SAVINGS PLAN OF
                                 PHILLIPS PETROLEUM COMPANY


                                   /s/ Rand C. Berney
                              ----------------------------------
                                       Rand C. Berney
                                           Member
                              Retirement Savings Plan Committee



June 19, 2002

-----------------------------------------------------------------
Index To Financial Statements          Retirement Savings Plan Of
And Schedules                          Phillips Petroleum Company



                                                             Page

Report of Independent Auditors .............................    3


Financial Statements

  Statement of Net Assets Available for Benefits
    at December 31, 2001 ...................................    4


  Statement of Net Assets Available for Benefits
    at December 31, 2000 ...................................    5


  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 2001 ...................    6


  Notes to Financial Statements ............................    7


Supplemental Schedules

  Schedule of Assets (Held at End of Year) as of
    December 31, 2001, Schedule H, Line 4i .................   12

  Schedule of Reportable Transactions for the Year Ended
    December 31, 2001, Schedule H, Line 4j .................   13

-----------------------------------------------------------------
Report Of Independent Auditors


The Retirement Savings Plan Committee
Retirement Savings Plan of Phillips
  Petroleum Company

We have audited the accompanying statements of net assets available for benefits of the Retirement Savings Plan of Phillips Petroleum Company (Plan) as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Retirement Savings Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the changes in its net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2001, and reportable transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Committee. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


                                 /s/ Ernst & Young LLP

                                     ERNST & YOUNG LLP
Tulsa, Oklahoma
June 19, 2002

---------------------------------------------------------------------
Statement Of Net Assets                    Retirement Savings Plan Of
Available For Benefits                     Phillips Petroleum Company


At December 31, 2001

                                                                 Non-
                                                          Participant
                                    Participant Directed     Directed
                                    --------------------  -----------
                                         Fixed                  Fixed
                                    Investment     Stock   Investment
                             Total        Fund      Fund         Fund
                        --------------------------------  -----------
Assets
Investments
  Insurance contract    $7,671,613     818,060         -    6,853,553
  Common stock             665,030           -   665,030            -
  Money market fund          3,088           -     3,088            -
---------------------------------------------------------------------
Total Assets             8,339,731     818,060   668,118    6,853,553
---------------------------------------------------------------------

Net Assets Available
  for Benefits          $8,339,731     818,060   668,118    6,853,553
=====================================================================
See Notes to Financial Statements.

---------------------------------------------------------------------
Statement Of Net Assets                    Retirement Savings Plan Of
Available For Benefits                     Phillips Petroleum Company


At December 31, 2000

                                                                 Non-
                                                          Participant
                                    Participant Directed     Directed
                                    --------------------  -----------
                                         Fixed                  Fixed
                                    Investment     Stock   Investment
                             Total        Fund      Fund         Fund
                       ---------------------------------  -----------
Assets
Investments
  Insurance contract   $10,855,775   1,118,878         -    9,736,897
  Common stock             629,208           -   629,208            -
  Money market fund          1,746           -     1,746            -
---------------------------------------------------------------------
                        11,486,729   1,118,878   630,954    9,736,897
Employer Contributions
  Receivable                34,918           -         -       34,918
---------------------------------------------------------------------
Total Assets            11,521,647   1,118,878   630,954    9,771,815
---------------------------------------------------------------------

Net Assets Available
  for Benefits         $11,521,647   1,118,878   630,954    9,771,815
=====================================================================
See Notes to Financial Statements.

---------------------------------------------------------------------
Statement Of Changes In Net                Retirement Savings Plan Of
Assets Available For Benefits              Phillips Petroleum Company


Year Ended December 31, 2001

                                                                 Non-
                                                          Participant
                                    Participant Directed     Directed
                                    --------------------  -----------
                                         Fixed                  Fixed
                                    Investment     Stock   Investment
                             Total        Fund      Fund         Fund
                       ---------------------------------  -----------
Additions
Investment Income
  Interest             $   520,524      53,030       154      467,340
  Dividends                 15,405           -    15,405            -
  Net appreciation in
    fair value of
    common stock            37,028           -    37,028            -
---------------------------------------------------------------------
Total                      572,957      53,030    52,587      467,340
---------------------------------------------------------------------

Deductions
Withdrawals and
  Distributions          3,754,873     353,848    15,423    3,385,602
---------------------------------------------------------------------

Net Change              (3,181,916)   (300,818)   37,164   (2,918,262)

Net Assets Available
  for Benefits
Beginning of Year       11,521,647   1,118,878   630,954    9,771,815
---------------------------------------------------------------------

End of Year            $ 8,339,731     818,060   668,118    6,853,553
=====================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Notes To Financial Statements          Retirement Savings Plan Of
                                       Phillips Petroleum Company

Note 1--Plan Description

The following description of the Retirement Savings Plan of Phillips Petroleum Company (Plan) is subject to and qualified by the more complete information appearing in the Plan document.

The Plan is a defined contribution plan sponsored by Phillips Petroleum Company (Phillips or the Company) for any domestic subsidiary or division that the Company approves for participation in the Plan and that has adopted and become a party to the Plan for the current participation of their active employees (Participating Employer). For the year ending
December 31, 2000, Phillips Driscopipe (with respect to hourly employees only), was the only Participating Employer. Effective January 1, 2001, Phillips Driscopipe ceased to be a Participating Employer, following its contribution to Chevron Phillips Chemical Company on July 1, 2000. The Plan currently has no Participating Employers.

Other subsidiaries or divisions having present or former employees holding interests in the Plan are Catalyst Resources, Inc., Drilling Specialties Company, Phillips Coal Company, and
Phillips Uranium Corporation.

Generally, an employee of a Participating Employer becomes a participant after completing a six-month period of service of 500 or more hours. Participation in the Plan by each eligible employee is mandatory. Each month the Participating Employer or the Company contributes an amount equal to 5 percent of each participant's regular monthly earnings. A participant can make after-tax deposits, in whole percentages, ranging from 1 to 10 percent of his regular monthly earnings. Participants can elect to change their deposit rates once each six months. Effective January 1, 1996, the hourly employees of Phillips Driscopipe were no longer permitted to make deposits under this Plan. However, the Participating Employer or the Company continued to make contributions to this Plan on their behalf through December 31, 2000.

Plan assets consist of the Stock Fund, the Fixed Investment Fund and the Temporary Investment Fund. Investments for each fund are: Stock Fund (common stock of the Company and the Vanguard Prime Money Market Fund); Fixed Investment Fund (an insurance contract with Travelers Insurance Company (Travelers) under which Travelers guarantees repayment of the principal paid to it and a minimum effective rate of interest thereon as determined by

Travelers annually); and Temporary Investment Fund (specified short-term securities--currently, this Fund is inactive). The Trustee for all Plan assets is Vanguard Fiduciary Trust Company (Vanguard). The interests of participants in each fund are represented by units allocated to them.

If a Participating Employer allowed participant deposits into the Plan, those deposits would be placed first in the Temporary Investment Fund and remain there until the valuation date on or about the 20th day of the following month. Deposits and earnings thereon would be paid into the Stock Fund or the Fixed Investment Fund as directed by the participant. No investment directions may be made with respect to Participating Employer contributions, all of which are invested only in the Fixed Investment Fund. The Plan allows limited transfers between the Stock Fund and the Fixed Investment Fund.

A participant's interest in his own deposits is vested at all times, and his interest in Participating Employer contributions becomes fully vested on the earliest of the following dates:
(a) upon attainment of age 65 or upon normal retirement; (b) upon completing five years of vesting service; (c) upon death;
(d) upon becoming totally and permanently disabled; (e) upon being laid off for lack of work; (f) upon termination or partial termination of the Plan or discontinuance of Participating Employer contributions; or (g) upon certain other events.

Partial vesting in Participating Employer contributions takes place in one year increments, with complete vesting after five years of vesting service. A participant who has made deposits may withdraw any amount attributable to those deposits. Withdrawals of deposits may be made only once each six months. Suspensions of employee deposits for three and six months apply for partial and complete withdrawals, respectively.

A participant's interest in the contributions of a Participating Employer becomes available for distribution upon specified events, including severance of employment or retirement. Termination of employment will result in forfeiture of Participating Employer contributions if a participant's interest attributable to those Participating Employer contributions is not vested. Forfeitures are used to reduce employer contributions.
A participant who retires generally may postpone distribution until no later than the first valuation date in October of the year age 69 is attained.

Distributions from the Fixed Investment Fund are made in cash while those from the Stock Fund are in whole shares of the Company's common stock, plus cash for fractional shares, unless the participant directs that the distribution be wholly or partially in cash. Distribution in the form of an annuity is also available, as set forth in the Plan.

In the event of termination of the Plan, participants and beneficiaries of deceased participants will be vested with respect to, and will receive, within a reasonable time, any funds in their accounts as of the date of the termination.

The Plan is administered by the Retirement Savings Plan Committee, a Plan Financial Administrator and a Plan Benefits Administrator. The members of the Committee are appointed by the Board of Directors of the Company. The Committee has power to interpret the Plan and the Plan Benefits Administrator has the authority to determine eligibility for benefits. The Plan Financial Administrator has the responsibility to manage and control the assets of the Plan in accordance with the terms of the Plan. Brokerage fees, commissions, stock transfer taxes and other charges and expenses incurred in connection with the purchase or sale of securities, if any, are paid by the Plan, and would be reflected as administrative expenses on the statement of changes in net assets available for benefits. The cost of administering the Plan is paid by the Company.


Note 2--Significant Accounting Policies

Basis of Presentation
The Plan's financial statements are presented on the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and schedules. Actual results could differ from those estimates and assumptions.


Note 3--Investments

Common stock of the Company is valued at the closing quoted market price on the valuation date. The value of the insurance contract is recorded at contract value, which approximates fair value, and represents contributions, plus interest credited, less distributions. The money market fund is valued at the current redemption price determined by the Trustee.

Note 4--Tax Status

The Internal Revenue Service (IRS) determined on December 26, 1995, that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 5--Insurance Contract

The average yield and crediting interest rate of the Fixed Investment Fund insurance contract was 6.20 percent in 2001 and
6.15 percent in 2000. The crediting interest rate, which is determined by Travelers, is reset annually, with the new rate going into effect on January 1 of each year. There is no contractually guaranteed minimum interest rate and the contract with Travelers does not provide a basis for determining the crediting interest rate. The crediting interest rate for 2002 will be 5.60 percent.


Note 6--Distributions and Withdrawals

There was a substantial increase in distributions and withdrawals in 2001, compared with historical averages. The increase was due primarily to:

o Effective January 1, 2001, employees of certain former Participating Employers (primarily Driscopipe) became Chevron Phillips Chemical Company (CPChem) employees and were allowed a one-time opportunity to transfer their account balances from the Plan to a CPChem savings plan during the first quarter of 2001.

o Phillips Petroleum Company sold its coal and lignite operations during the second-half of 2000, which led to the termination of many of those employees and thus made them eligible to withdraw their account balances during 2001.


Note 7--Party-In-Interest Transactions

The majority of the Plan's assets are invested in an insurance contract with Travelers, qualifying transactions between the Plan and Travelers as party-in-interest transactions. Certain of the Plan's assets are invested in Phillips stock. As Phillips is the Plan's sponsor, these transactions qualify as party-in-interest transactions. In addition, certain investments of the Plan are in shares of a mutual fund managed by Vanguard. As Vanguard is the Plan's trustee, these transactions also qualify as party-in-interest transactions.


Note 8--Subsequent Event

On March 12, 2002, stockholders of Phillips and Conoco Inc. approved a merger of the two companies to form ConocoPhillips. The merger is conditioned upon, among other things, customary regulatory clearances and is expected to close in the second half of 2002. Under the terms of the merger agreement, each outstanding Phillips share, including all those held by the Retirement Savings Plan, will automatically be converted into a share of the new ConocoPhillips common stock.


------------------------------------------------------------------------------------
Schedule of Assets (Held at End of Year)                  Retirement Savings Plan of
Schedule H, Line 4i                                       Phillips Petroleum Company
                                                            EIN 73-0400345, Plan 010


At December 31, 2001


(a, b) Identity of     (c) Description of investment
issue, borrower,       including maturity date,
lessor, or similar     rate of interest, collateral,    (d) Historical   (e) Current
party                  par or maturity value                      Cost         Value
--------------------   ------------------------------   --------------   -----------
The Travelers          Group Annuity Contract
  Insurance Company*     GR-10462, deposit
                         administration fund                $7,671,613     7,671,613

Phillips Petroleum     11,036 shares of common stock,
  Company*               $1.25 par value                       219,108       665,030

Vanguard Fiduciary     3,088 units of participation
  Trust Company*         in the Vanguard Prime Money
                         Market Fund, $1.00 par value            3,088         3,088
------------------------------------------------------------------------------------

                                                            $7,893,809     8,339,731
====================================================================================
*Party-in-interest


-----------------------------------------------------------------
Schedule of Reportable Transactions    Retirement Savings Plan of
Schedule H, Line 4j                    Phillips Petroleum Company
Series of Transactions in Excess       EIN 73-0400345, Plan 010
  of 5 Percent of Net Assets
  (Category iii)


Year Ended December 31, 2001

(a, b) Identity of
party involved and        (c) Value of   (d) Value   (i) Net gain
description of asset         purchases*   of sales*      or (loss)
-----------------------   ------------   ---------   ------------

The Travelers Insurance
  Company**                   $555,289   3,739,451              -
-----------------------------------------------------------------
 *This is also the cost of purchases and current value of sales at time of transaction.
**Party-in-interest

Columns (e) and (f) are not applicable.

There were no category (i), (ii) or (iv) reportable transactions during 2001.

                                                        Exhibit 1





                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-28669) pertaining to the Retirement Savings Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 19, 2002, with respect to the financial statements and schedules of the Retirement Savings Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 2001.


                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP

Tulsa, Oklahoma
June 19, 2002